Exhibit 99.1
eBay Inc. Reports Better Than Expected Third Quarter 2021 Results

•Revenue of $2.5 billion, up 11% on an as-reported basis and up 10% on an FX-Neutral basis
•Gross Merchandise Volume of $19.5 billion, down 10% on an as-reported basis and down 12% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $0.43 and $0.90, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 26.5% and 31.7%, respectively
•Returned $2.4 billion to shareholders in Q3, including $2.3 billion of share repurchases and $116 million paid in cash dividends

San Jose, California, October 27, 2021 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its third quarter ended September 30, 2021.

“Our team delivered another strong quarter, once again meeting or surpassing our expectations for all key business metrics, making further progress on our multi-year strategy,” said Jamie Iannone, Chief Executive Officer of eBay. “Our Q3 results, driven by the near completion of our managed payments migration, expansion of our advertising portfolio, and volume growth in our focus categories, demonstrate that our strategic playbook continues to work. I’m proud that we’ve been able to increase customer satisfaction, build trust, and drive steady innovation, all while continuing to set and make progress toward our ambitious goals tied to climate action.”

Third Quarter Financial Highlights

•Revenue was $2.5 billion, up 11% on an as-reported basis and up 10% on a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $19.5 billion, down 10% on an as-reported basis and down 12% on an FX-Neutral basis.
•GAAP net income from continuing operations was $283 million, or $0.43 per diluted share.
•Non-GAAP net income from continuing operations was $591 million, or $0.90 per diluted share.
•Generated $661 million of operating cash flow and $502 million of free cash flow from continuing operations.
•Returned $2.4 billion to shareholders in Q3, including $2.3 billion of share repurchases and $116 million paid in cash dividends.
•Annual active buyers declined by 5%, for a total of 154 million global active buyers.
•Annual active sellers were flat at 19 million global active sellers.(1)

Business Highlights

•eBay updated its capital allocation plans for 2021 by increasing its estimated share buyback from $5.0 billion to $7.0 billion.
•In October, the company announced its ambitious greenhouse gas (GHG) target was approved by the Science Based Targets initiative (SBTi). The company committed to reduce its own (scope 1 and scope 2) emissions 90% by 2030 from a 2019 base year, in line with limiting global temperature warming to 1.5°C, the most ambitious designation available through the SBTi process and aligned with the Paris Agreement. eBay also commits to reduce value chain (scope 3) emissions from downstream transportation and distribution by 20% in the same timeframe.
•eBay has also committed to being carbon neutral for its offices and data centers (scope 1 and 2) by the end of 2021, making it one of the first ecommerce companies to do so. With this commitment eBay will continue to prioritize reducing its footprint and will offset any remaining emissions to be carbon neutral from this year forward.

Revenue Initiatives

•eBay continues to scale its management of payments to all sellers globally and remains on track to complete the transition this year. In Q3, more than 90% of global on-platform volume was processed through managed payments and eBay exited the quarter with over 18 million sellers migrated globally.
•With eBay managing payments, the company aims to further enhance the customer experience and remove friction for sellers. During the quarter, the company accelerated the timing of payouts to trusted sellers in the U.K., who will now get paid on the next business day after confirming the buyer's payment.
•Promoted Listings delivered over $207 million of revenue in Q3, up 12% on an as-reported basis and up 9% on an FX-Neutral basis.
•eBay expanded its advertising portfolio with the launch of Promoted Listings Advanced and Promoted Listings Express. Currently in beta, Promoted Listings Advanced is a cost-per-click model where sellers determine their daily budget, choose how much a click is worth to them then pay for each click. Additionally, Promoted Listings Express allows sellers to boost visibility of auction listings for a one-time fee regardless of whether the item is sold.

Tech-led Reimagination of the Platform

•eBay continues to expand its Authenticity Guarantee program, launching sneaker authentication in Germany during the third quarter. The company also added 30 brands to its catalog and improved search engine optimization performance for top sneaker brands.
•The company introduced Price Guide and Collection for trading cards, new features designed to provide a single destination for enthusiasts to view, manage and track the value of their trading card portfolios on eBay. To date, close to 4 million cards purchased on and off eBay have been added to customer collections. In addition, close to a quarter million buyers have used the Price Guide tool in search to visualize trends for their favorite trading cards.
•To further support trading card sellers, the company adjusted its eBay Money Back Guarantee policies to better align with their return policies.
•eBay’s Certified Refurbished products are also seeing growth, with top brands like Samsung, Dyson and KitchenAid joining the program in the U.S. in Q3.
•The company launched a new seller refurbished experience for cell phones that standardizes item condition grading, vets sellers and backs purchases with one year warranties, offering buyers more trusted products at great values.
•eBay’s coded coupons continue to drive repeat purchases in the new stores experience. Since April, more than 2.5 million buyers have made a repeat purchase to a store through seller funded coupons.

Impact

•To continue to deliver on the company’s commitment to climate action, eBay announced agreements with McDonald’s Corporation and Lightsource bp to purchase power from what will be Louisiana’s largest solar project. Once complete, the project will generate over 600,000 megawatt-hours (MWh) of clean energy annually, equivalent to the average annual consumption of 59,000 US homes.
•As part of the eBay Foundation’s commitment to supporting inclusive entrepreneurship, this summer the company kicked off its annual employee grantmaking initiative: Global Give, through which a total of $3 million in grants will be awarded to nonprofit organizations that are dedicated to meeting the needs of historically marginalized entrepreneurs.
•eBay for Charity contributed approximately $35 million globally in Q3, up 11% year-over-year.

(1) All sellers who successfully closed a transaction on our platforms within the previous 12-month period. Sellers may register more than once, and as a result, may have more than one account.

Third Quarter 2021 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2021	2020	Change
eBay Inc.
Net revenues	$2,501	$2,258	$243	11%
GAAP - Continuing Operations
Income (loss) from continuing operations	$283	$605	$(322)	(53)%
Earnings (loss) per diluted share from continuing operations	$0.43	$0.86	$(0.43)	(50)%
Non-GAAP - Continuing Operations
Net income	$591	$584	$7	1%
Earnings per diluted share	$0.90	$0.82	$0.08	9%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin decreased to 26.5% for the third quarter of 2021, compared to 29.3% for the same period last year. Non-GAAP operating margin decreased to 31.7% in the third quarter of 2021, compared to 34.4% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the third quarter of 2021 was 34.7%, compared to 20.1% for the third quarter of 2020. The non-GAAP effective tax rate for continuing operations for the third quarter of 2021 was 17.8%, compared to 14.5% for the third quarter of 2020.
•Cash flow – The company generated $661 million of operating cash flow and $502 million of free cash flow from continuing operations during the third quarter of 2021.
•Capital returns – The company repurchased approximately $2.3 billion of its common stock, or approximately 31 million shares, in the third quarter of 2021. The company's total repurchase authorization remaining as of September 30, 2021 was $5.0 billion. The company also paid cash dividends of $116 million during the third quarter of 2021.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $5.1 billion as of September 30, 2021.

Business Outlook
eBay is providing the following guidance for continuing operations for Q4 2021.

In billions, except per share data and percentages	Q4 2021 Guidance
Revenue	$2.57 - $2.62
Organic FX-Neutral Y/Y Growth	3 - 5%

Diluted GAAP EPS	$0.72 - $0.76

Diluted Non-GAAP EPS	$0.97 - $1.01

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.18 per share of the company's common stock. The dividend is payable on December 17, 2021 to stockholders of record as of December 1, 2021.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2021 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 9785229. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled over $85 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on an FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the fourth quarter and full year 2021 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that regulatory and other approvals and conditions to the pending sale of the eBay Korea business to E-mart Inc. (the "Transaction") are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the Transaction; changes in the anticipated timing for closing the Transaction; business disruption during the pendency of or following the Transaction; diversion of management time on Transaction-related issues; the reaction of customers and other persons to the Transaction; and other events that could adversely impact the completion of the Transaction, including COVID-19 and industry or economic conditions outside of our control.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2021	December 31, 2020
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,244	$1,101
Short-term investments	4,038	2,392
Equity investment in Adevinta	9,279	—
Accounts receivable, net of allowance for doubtful accounts of $66 and $97	93	362
Customer accounts and funds receivable	567	290
Other current assets	965	780
Current assets held for sale	1,570	1,077
Current assets of discontinued operations	—	1,188
Total current assets	17,756	7,190
Long-term investments	933	833
Property and equipment, net	1,225	1,292
Goodwill	4,138	4,285
Intangible assets, net	3	12
Operating lease right-of-use assets	338	430
Deferred tax assets	3,297	3,537
Warrant asset	1,434	1,051
Other assets	133	131
Long-term assets held for sale	—	549
Total assets	$29,257	$19,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,355	$6
Accounts payable	265	278
Customer accounts and funds payable	621	379
Accrued expenses and other current liabilities	1,864	1,767
Deferred revenue	85	98
Income taxes payable	176	167
Current liabilities held for sale	930	855
Current liabilities of discontinued operations	—	452
Total current liabilities	5,296	4,002
Operating lease liabilities	224	316
Deferred tax liabilities	3,904	2,368
Long-term debt	7,727	7,740
Other liabilities	1,161	1,260
Long-term liabilities held for sale	—	63
Total liabilities	18,312	15,749

Total stockholders' equity	10,945	3,561
Total liabilities and stockholders' equity	$29,257	$19,310

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Net revenues	$2,501	$2,258	$7,807	$6,416
Cost of net revenues (1)	678	478	1,956	1,249
Gross profit	1,823	1,780	5,851	5,167
Operating expenses:
Sales and marketing (1)	496	528	1,601	1,445
Product development (1)	334	271	988	745
General and administrative (1)	219	253	715	737
Provision for transaction losses	112	60	303	245
Amortization of acquired intangible assets	—	6	9	20
Total operating expenses	1,161	1,118	3,616	3,192
Income from operations	662	662	2,235	1,975
Interest and other, net	(228)	94	(676)	276
Income from continuing operations before income taxes	434	756	1,559	2,251
Income tax provision	(151)	(151)	(414)	(536)
Income from continuing operations	$283	$605	$1,145	$1,715
Income (loss) from discontinued operations, net of income taxes	(19)	59	10,494	3,107
Net income	$264	$664	$11,639	$4,822

Income (loss) per share - basic:
Continuing operations	$0.44	$0.87	$1.72	$2.39
Discontinued operations	(0.03)	0.08	15.72	4.33
Net income per share - basic	$0.41	$0.95	$17.44	$6.72

Income (loss) per share - diluted:
Continuing operations	$0.43	$0.86	$1.69	$2.37
Discontinued operations	(0.03)	0.08	15.47	4.28
Net income per share - diluted	$0.40	$0.94	$17.16	$6.65

Weighted average shares:
Basic	647	696	667	717
Diluted	658	708	678	725

(1) Includes stock-based compensation as follows:
Cost of net revenues	$12	$10	$35	$30
Sales and marketing	25	23	70	57
Product development	50	37	147	113
General and administrative	40	40	113	101
	$127	$110	$365	$301

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions)
Cash flows from operating activities:
Net income	$264	$664	$11,639	$4,822
(Income) loss from discontinued operations, net of income taxes	19	(59)	(10,494)	(3,107)
Adjustments:
Provision for transaction losses	112	60	303	245
Depreciation and amortization	119	157	380	452
Stock-based compensation	127	110	365	301
(Gain) loss on investments, net	5	(1)	(39)	1
Deferred income taxes	(65)	71	41	177
Change in fair value of warrant	(311)	(191)	(383)	(496)
Change in fair value of equity investment in Adevinta	1,075	—	1,497	—
Gain on equity investment in KakaoBank	(595)	—	(595)	—
(Gain) loss on extinguishment of debt	—	—	10	—
Changes in assets and liabilities, net of acquisition effects	(89)	(165)	(106)	(221)
Net cash provided by continuing operating activities	661	646	2,618	2,174
Net cash provided by (used in) discontinued operating activities	(406)	(541)	(254)	(513)
Net cash provided by operating activities	255	105	2,364	1,661
Cash flows from investing activities:
Purchases of property and equipment	(159)	(124)	(341)	(308)
Purchases of investments	(5,427)	(7,224)	(15,103)	(28,897)
Maturities and sales of investments	7,101	9,074	13,866	28,740
Other	9	—	13	39
Net cash provided by (used in) continuing investing activities	1,524	1,726	(1,565)	(426)
Net cash provided by (used in) discontinued investing activities	(1)	(15)	2,443	4,006
Net cash provided by (used in) investing activities	1,523	1,711	878	3,580
Cash flows from financing activities:
Proceeds from issuance of common stock	—	5	57	55
Repurchases of common stock	(2,233)	(680)	(3,966)	(4,710)
Payments for taxes related to net share settlements of restricted stock units and awards	(58)	(48)	(186)	(131)
Payments for dividends	(116)	(111)	(359)	(337)
Proceeds from issuance of long-term debt, net	(4)	—	2,478	1,765
Repayment of debt	—	(932)	(1,156)	(1,771)
Net funds receivable and payable activity	(139)	—	(109)	—
Other	(12)	(5)	(6)	(5)
Net cash provided by (used in) continuing financing activities	(2,562)	(1,771)	(3,247)	(5,134)
Net cash provided by (used in) discontinued financing activities	64	(2)	2	(9)
Net cash provided by (used in) financing activities	(2,498)	(1,773)	(3,245)	(5,143)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	35	51	30	25
Net increase in cash, cash equivalents and restricted cash	(685)	94	27	123
Cash, cash equivalents and restricted cash at beginning of period	2,306	1,025	1,594	996
Cash, cash equivalents and restricted cash at end of period	1,621	1,119	1,621	1,119
Less: Cash and cash equivalents and restricted cash of held for sale business	352	278	352	278
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	30	—	30
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,269	$811	$1,269	$811

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,350	$2,496	$2,476	$2,308	$2,098
Current quarter vs prior year quarter	12%	14%	50%	35%	31%
Percent from international	54%	53%	53%	55%	54%

Marketing services and other revenues	151	172	162	170	160
Current quarter vs prior year quarter	(6)%	13%	(4)%	(10)%	(20)%
Percent from international	24%	25%	24%	28%	29%

Total net revenues (2)	$2,501	$2,668	$2,638	$2,478	$2,258
Current quarter vs prior year quarter	11%	14%	45%	30%	26%

(1) Hedge gain/(loss)	$(19)	$(18)	$(28)	$(8)	$6
(2) Foreign currency impact	$32	$95	$54	$32	$33

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(In millions, except percentages)
Active Buyers (1)	154	159	166	165	163
Current quarter vs prior year quarter	(5)%	(2)%	8%	7%	6%

Gross Merchandise Volume (2)
U.S.	$8,968	$9,964	$10,393	$9,624	$9,790
Current quarter vs prior year quarter	(8)%	(5)%	36%	25%	33%
International	$10,485	$12,143	$13,225	$13,110	$11,884
Current quarter vs prior year quarter	(12)%	(8)%	30%	22%	21%
Total GMV	$19,453	$22,107	$23,618	$22,734	$21,674
Current quarter vs prior year quarter	(10)%	(7)%	33%	23%	26%

(1)All buyers who successfully closed a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Total value of all successfully closed transactions between users on our platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2021
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.57 - $2.62	$2.57 - $2.62
Diluted EPS from continuing operations	$0.72 - $0.76	$0.97 - $1.01

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2021 reflect adjustments that exclude the estimated stock-based compensation expense and associated employer payroll tax expense of approximately $125 - $135 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $25 - $35 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on an FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions, except percentages)
GAAP operating income	$662	$662	$2,235	$1,975
Stock-based compensation expense and related employer payroll taxes	130	112	374	309
Amortization of acquired intangible assets within cost of net revenues	—	—	—	1
Amortization of acquired intangible assets within operating expenses	—	6	9	20
Other significant gains, losses or charges	—	(1)	35	39
Total non-GAAP operating income adjustments	130	117	418	369
Non-GAAP operating income	$792	$779	$2,653	$2,344
Non-GAAP operating margin	31.7%	34.4%	34.0%	36.5%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$434	$756	$1,559	$2,251
GAAP provision for income taxes	(151)	(151)	(414)	(536)
GAAP net income from continuing operations	$283	$605	$1,145	$1,715
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	130	117	418	369
Other significant gains, losses or charges	(14)	—	(14)	—
(Gain) loss on investments and sale of business	(595)	—	(636)	3
Change in fair market value of warrant	(311)	(191)	(383)	(496)
Change in fair value of equity investment in Adevinta	1,075	—	1,497	—
Tax effect of non-GAAP adjustments	23	53	(13)	202
Non-GAAP net income from continuing operations	$591	$584	$2,014	$1,793

Diluted net income from continuing operations per share:
GAAP	$0.43	$0.86	$1.69	$2.37
Non-GAAP	$0.90	$0.82	$2.97	$2.47
Shares used in GAAP and non-GAAP diluted net income per-share calculation	658	708	678	725

GAAP effective tax rate - Continuing operations	34.7%	20.1%	26.5%	23.8%
Tax effect of non-GAAP adjustments to net income from continuing operations	(16.9)%	(5.6)%	(9.0)%	(8.1)%
Non-GAAP effective tax rate - Continuing operations	17.8%	14.5%	17.5%	15.7%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions)
Net cash provided by continuing operating activities	$661	$646	$2,618	$2,174
Less: Purchases of property and equipment	(159)	(124)	(341)	(308)
Free cash flow	$502	$522	$2,277	$1,866

*Presented on a continuing operations basis